Exhibit 10.19

CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT ("Agreement") is entered into on this 6th day of January, 2000, by and between LabOne, Inc., a Missouri corporation (the "Company") and JAMES R. SEWARD, an individual (the "Consultant");

W I T N E S S E T H:

          WHEREAS, Robert D. Thompson, Executive Vice President, Chief Operating Officer, Chief Financial Officer and a Director of the Company, announced his resignation on the date hereof;

          WHEREAS, Consultant (i) currently is a Director of the Company, (ii) formerly served as Senior Vice President and Chief Financial Officer of the Company, (iii) has substantial knowledge and experience regarding the financial and business affairs of the Company (the "Business"), and (iv) has substantial and valuable contacts in the financial community relating to the Business of the Company;

          WHEREAS, the Company wishes to retain Consultant and Consultant and is willing to serve the Company in accordance with the terms and conditions of this Consulting Agreement;

          NOW, THEREFORE, the Company and Consultant hereby agree as follows:

          1.    Engagement of Consultant. The Company hereby engages Consultant to consult and assist the Company in the Business, and Consultant hereby accepts such engagement from the Company, upon the terms and conditions herein set forth. The Company shall have no control over the methods used by Consultant in performing services hereunder. Consultant shall be treated for all federal and state income and employment tax and other purposes as an independent contractor and not as an employee of the Company. To the extent that Consultant shall be treated as an employee of the Company, and as a consequence the Company incurs additional tax or other costs and liabilities, Consultant shall reimburse the Company for the amount of such additional taxes and other costs and liabilities.

          2.    Performance of Duties. During the Term (as hereinafter defined) of this Agreement, Consultant shall assist the Company in recruiting and securing for the Company a new Chief Financial Officer and Chief Operating Officer. During the Term of this Agreement, Consultant have the duties and perform the services generally performed by the Chief Financial Officer. Consultant shall also assist the Company in conducting investor relations and in performing the financial analysis by the Company of any pending business acquisitions during the Term of this Agreement. In the event a new Chief Financial Officer is secured by the Company during the Term of this Agreement, Consultant shall assist the new Chief Financial Officer in becoming familiar with the financial affairs of the Business during the remaining Term of this Agreement. Consultant shall perform his duties under this Agreement faithfully, diligently and competently to the best of his ability, and shall devote a reasonable part of his business time and attention to the affairs of the Company and its affiliates, as reasonably requested by the Company, at times mutually agreed upon. The amount of services to be provided by Consultant shall be consistent with Consultant's other activities and shall in no event exceed thirty (30) hours per week.

           3.       Term. The term ("Term") of this Agreement shall commence on the date hereof and shall continue through April 5, 2000.

           4.      Compensation. In consideration for Consultant's performance of services under this Agreement, the Company shall grant to Consultant a non-qualified stock option (the "Option") for 25,000 shares of the Company's common stock, at an option price of $6.125 per share, which Option shall become 100% vested on April 6, 2000, in accordance with the terms and conditions of the Stock Option Agreement attached hereto as Exhibit A and incorporated herein by reference.

           5.       Reimbursement of Expenses. The Company shall promptly reimburse Consultant for reasonable expenses incurred by him in connection with the performance of his consulting services under this Agreement, subject to the receipt by the Company of acceptable substantiation of such expenses.

           6.       Successors and Assigns. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be enforceable by and binding upon them and their respective successors and assigns, except that Consultant shall not delegate his duties under this Agreement.

           7.      Miscellaneous.

                  (a) Entire Agreement. This Agreement constitutes the full and complete agreement between the parties with respect to the subject matter hereof and shall not be modified or amended except in a writing executed by each of them.

                  (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

                  (c) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same Agreement, and each of which shall be deemed an original.

                  (d) Waiver. The provisions of this Agreement may be waived only in a writing signed by the party against whom such waiver is sought to be enforced. The failure of either party, at any time or times, to require performance of any provision hereof shall in no manner affect such party's right to enforce the same provision at a later time. No waiver by either party of any condition, or the breach of any term, agreement or covenant in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or breach of any other term, agreement or covenant of this Agreement.

                  (e) Attorney's Fees. In any action at law or in equity between the parties to enforce any of the provisions or rights under this Agreement, the unsuccessful party shall pay to the successful party all of his, its or their, as the case may be, costs, expenses and reasonable attorney's fees incurred therein.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

                                                                               "Company"

                                                                                LabOne, Inc.

                                                                 By:          /s/ W. Thomas Grant II
                                                                               W. Thomas Grant II,
                                                                               Chairman, President and
                                                                               Chief Executive Officer

                                                                               "Consultant"

                                                                               /s/ James R. Seward
                                                                                James R. Seward